Exhibit 10.4

(1)                                 BEST BUY EUROPE DISTRIBUTIONS LIMITED

(2)                                 JONATHAN SCOTT WHEWAY

SERVICE AGREEMENT

CONTENTS

Clause		Page

1.	job title

2.	Commencement

3.	Term of Agreement and Notice

4.	Duties

5.	Directorship

6.	Place of Work

7.	Pay

8.	Benefits and Expenses

9.	HOURS

10.	HOLIDAYS

11.	SICK PAY

12.	CONFIDENTIAL INFORMATION

13.	COPYRIGHT/MORAL RIGHTS

14.	RESTRICTIONS

15.	TERMINATION

16.	GARDEN LEAVE

17.	RETURN OF PAPERS ETC.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURES

19.	ENTIRE AGREEMENT

20.	DATA PROTECTION

21.	TELECOMMUNICATIONS

22.	VARIATION

23.	MISCELLANEOUS

SCHEDULE 1
Definitions

THIS AGREEMENT is made on                                                    day of                                                        2009

BETWEEN:

(1)                                 BEST BUY UK DISTRIBUTIONS LIMITED  (Registered No  6724915) whose registered office is at 1 Portal Way, London W3 6RS (“the Company”)

(2)                                 JONATHAN SCOTT WHEWAY of Langham House, 11 Church Street, Langham, Rutland, LE15 7JE (“You”)

1.                                     JOB TITLE

1.1                                You will be employed by the Company as Chief Executive Officer — Best Buy Europe or in such other capacity as may be agreed from time to time.

2.                                     COMMENCEMENT

2.1                                Your employment with the Company began on 1st August 2009.  Your employment with Best Buy Distributions Limited which began on 11th May 2009 will count towards your period of continuous employment.

2.2                                Your employment shall terminate automatically on the date that you reach 65 or such age as may from time to time be determined by the Company as the retirement age.

2.3                                You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during your employment.

2.4                                You consent to the transfer of your employment under this Agreement to any company in the Group at any time during your employment.

3.                                     TERM OF AGREEMENT AND NOTICE

3.1                                Subject to the provisions relating to summary termination of employment set out in clause 14, this Agreement will continue unless terminated by either party on six months’ written notice on either side.

3.2                                The Company may at any time in its absolute discretion terminate this Agreement forthwith by paying you, in lieu of the notice period referred to in Clause 3.1, your basic salary only for such period or part period and excluding any bonus, car allowance (if applicable) or benefits in kind.  Such payment shall be subject to such deductions for tax and national insurance as are required by law.

3.3                                Where the Company decides to exercise its power under Clause 3.2 above to make any such payment(s) to you, you undertake to take all reasonable and necessary steps to find alternative employment to commence within a period equivalent to the notice period set out in Clause 3.1 above (or where notice has been served, the unexpired period of notice referred to in Clause 3.1 above) commencing on the Termination Date.  If you undertake such employment, the Company may reduce the amount or amounts of any such payment(s) by such an amount, as is your actual mitigation.

3.4                                Except as disclosed in writing by you to the Company, you confirm, represent and warrant that you are not bound by or subject to any court order, agreement, arrangement, obligation or undertaking which in any way restricts or prohibits you entering into, or from performing your duties set out in this agreement including, without limitation, an agreement or covenant not to work for any specified person or class of persons or in a specified area or not to solicit any agent, customer, client or employee of any previous employer or to keep confidential any information, knowledge or data acquired by you in confidence or in trust.  If at any time it becomes apparent that there may be such restrictions or if any claims are made or threatened with regard to you and your employment, then the Company reserves the right to terminate this agreement forthwith (without the Company incurring any liability) or to make such changes to the terms of this agreement or your duties it considers necessary in the circumstances.

4.                                     DUTIES

4.1                                You shall be employed in the capacity set out in clause 1.1 and (subject always to the directions of the Board) shall conduct the duties set out in Clause 4.2 below together with such additional duties as the Board may from time to time require.  In the furtherance of your duties you may also be required to be appointed as an officer of any company in the Group and/or we may require you to resign from any/all such offices of the Company or any company in the Group.

4.2                                During this Agreement you shall (without prejudice to the generality of Clause 4.1) in the course of your duties be primarily responsible for Best Buy Europe’s operating activities, including revenue and sales growth; expense, cost and margin control; and monthly, quarterly and annual financial goal managements and shall:

4.2.1                                diligently and faithfully serve Best Buy Europe and use your utmost endeavours to promote its interests and those of the Group;

4.2.2.                             if so required act as a director, officer or consultant to any company in the Group;

4.2.3                                abide by your fiduciary duties to the Company and to the Group;

4.2.4                                not do anything that would cause you to be disqualified from acting as a director;

4.2.5                                comply with the articles of association (as amended from time to time) of any company in the Group of which you are a director;

4.2.6                                report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or the Group to the Board or any person nominated by the Board immediately on becoming aware of it;

4.2.7                                notify the Company immediately upon being charged with and/or convicted of any criminal or civil offence (other than parking fines);

4.2.8                                fully disclose to the Company (and continue promptly and fully to do so throughout your employment) any Relationship between you and an officer, director, employee or consultant of a Restricted Business, Customer, Supplier, Network Supplier or company in the Group and/or all circumstances in respect of which there is or might be a Conflict of Interest between you (and including within this obligation, your spouse and dependent children) and any company in the Group;

4.2.9                                render your services in a professional and competent manner in willing co-operation with others;

4.2.10                          give to the Board or such persons as it shall nominate such information (in writing or otherwise) regarding your conduct of the affairs of the Group as they shall require;

4.2.11                          at all times conform to the reasonable policies and directions of the Board or of anyone duly authorised by it;

4.2.12                          undertake (without additional remuneration) such additional duties for the Company or any company within the Group or particular division or business within the Group as may be directed from time to time;

4.2.13                          at all times use best endeavours to observe all legal and regulatory requirements imposed on the Company and to ensure that all material prepared by you and to which you contribute shall not knowingly be defamatory or otherwise breach any third party’s rights or otherwise be unlawful;

4.2.14                          do such things as are necessary to ensure compliance by yourself, Best Buy Europe, the Company or any relevant company in the Group with the Combined Code on Corporate Governance of the UK Listing Authority (as amended from time to time);

4.2.15                          do such things as are necessary to ensure compliance by yourself, Best Buy Europe, the Company and any relevant company in the Group with the United States Sarbanes-Oxley Act of 2002, as amended from time to time;

4.2.16                          comply with all requirements, recommendations or regulations, as amended from time to time, of the United States Securities and Exchange Commission, the UK Listing Authority (including the Model Code, a copy of which is available from the Company Secretary), the FSA and all other regulatory authorities relevant to the Company and the Group and any code of practice issued by the Company or Group (as amended from time to time) relating to dealing in the securities (or any form of market abuse as defined by the Financial Services and Markets Act 2000).

4.3                                You shall not without the prior consent of the Board:

4.3.1                                enter into on behalf of Best Buy Europe, the Company or any company in the Group any commitment, contract or arrangement which is otherwise than in the normal course of business or is outside the scope of your normal duties or is of an unusual or onerous or long term nature or which is required under any corporate documents governing the Best Buy Europe or any entity in the Group, including any shareholders’ agreement to be approved by the Board;

4.3.2                                engage any person on terms which vary from those established from time to time by resolution of the Board.

4.4                                Subject to Clause 4.5 you shall devote the whole of your time and attention and abilities to the businesses and affairs of Best Buy Europe and of any other company within the Group or associated with Best Buy Europe’s business for which you are directed to work from time to time unless prevented by ill health from so doing.

4.5                                You will not during the course of your employment without the prior written approval of the Board directly or indirectly for your own account or for others enter into or be concerned or interested in any trade or business or occupation other than the business of Best Buy Europe.  To the extent that such activities do not interfere with the performance of your duties under this Agreement as directed by the Board, you may be required to provide services to other companies in the Group.  This provision does not prevent you from holding a non-executive position at Aviva plc  or from owning not more than 3% of any class of stock, shares, debentures or other securities in any company which are listed and/or dealt with in any recognised investment exchange as that term is defined in the Financial Services and Markets Act 2000.

4.6                                You agree that during the Term you will not on your own account or for any other firm, business, person or organisation compete or prepare to compete with the business or demonstrably anticipated business of Best Buy Europe or any company in the Group.

4.7                                You must notify the Company immediately of any act or omission committed by you that could entitle the Company to terminate your employment in accordance with Clause 14.1.  You must also notify the Company immediately upon becoming aware of any act or omission by any officer or employee of the Company or any company in the Group which could entitle the Company to

5.                                     DIRECTORSHIP

5.1                                Except with the prior approval of the Board, or as provided in the articles of association of Best Buy Europe, you shall not resign as a director of Best Buy Europe.

5.2                                If during your employment you cease to be a director of Best Buy Europe (otherwise than by reason of your death, resignation or disqualification pursuant to the articles of association of the Company, as amended from time to time, or by statute or court order) your employment shall continue with you as an employee only and the terms of this agreement (other than those relating to the holding of the office of director) shall continue in full force and effect.

6.                                     PLACE OF WORK

6.1                                Your normal place of work shall be at 1 Portal Way, London W3 6RS or such main office as the Company or any other company in the Group may from time to time occupy within the UK or such other place which the Company may reasonably require for the proper performance and exercise of your duties.

6.2                                You agree to travel on business of the Group (both within the United Kingdom or abroad) as may be required for the proper performance of your duties during your employment.

6.3                                The Company shall have the right, from time to time to vary your normal place of work including requiring you to work at the main office of any company within the Group or any particular business or division within the Group.

7.                                     PAY

7.1                                Your Basic Salary will be paid at the rate of £440,000 per annum which shall accrue from day to day and be payable in equal monthly instalments in arrears by direct transfer to your bank/building society account and shall be inclusive of any fees which may be or become receivable by you as a director of any company in the Group. Your salary will be reviewed annually/in July each year and may be increased by such amount if any as the Company thinks fit, however, there is no contractual right to any increase by virtue of this Clause.

7.2                                You will be eligible for a discretionary annual bonus in accordance with the Bonus Scheme rules in force and from time to time based on individual and/or enterprise  performance at a level to be determined by the Board.

7.2.1                                Any bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this agreement. If the Company makes a bonus payment to you in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.

7.2.2                                Notwithstanding clause 7.2.1, you shall in any event have no right to a bonus or a pro-rated bonus if your employment terminates for any reason or you are under notice of termination (whether given by you or the Company) at or prior to the date when a bonus might otherwise have been payable.

7.2.3                                Any bonus payable in accordance with clause 7.2 shall not be pensionable.

7.3                                For the purposes of the Employment Rights Act 1996, you hereby authorise the Company to deduct from your remuneration hereunder any sums due from you to the Company or any other company in the Group including, without limitation, any overpayments, loans or advance made to you by the Company or any other company in the Group.

8.                                     BENEFITS AND EXPENSES

8.1                                Any benefits supplied to you or your family from time to time which are not expressly referred to in this Agreement are provided ex gratia and shall not form part of your contract of employment.

8.2                                Any benefits supplied to you or your family shall be subject to the rules of the relevant scheme which are in place from time to time and any applicable HM Revenue & Customs (“HMRC”) rules or limits from time to time in force.  A copy of the relevant scheme terms and conditions may be obtained from the Human Resources Department.

8.3                                The Company will, subject to (i) the terms of any relevant scheme in force from time to time and (ii) you being eligible under the general provisions of any applicable plan or programme or policy and/or (iii) you being accepted by the provider of the relevant scheme:

8.3.1                                pay contributions in respect of you to a permanent health insurance scheme (“PHI Scheme”) for income protection cover at 75% of basic salary per year, up to a maximum of five years. The Company shall only be obliged to make payments to you under the scheme if it has received payment from the insurance provider for that purpose. If you are receiving benefits under the Company’s permanent health insurance scheme:

8.3.1.1                                       you shall resign as a director of the Company or any company in the Group if so requested by the Company; and

8.3.1.2                                        the Company shall be entitled to appoint a successor to you to perform all or any of the duties required of you under the terms of your employment and your duties shall be amended accordingly.

8.3.2                                procure for you, subject to medical underwriting, life assurance cover which, in the event of your death during the period of your employment, will realise a lump sum equal to four times your Basic Salary for the time being payable under this agreement or equal to such other level determined by the Board from time to time If the insurance provider refuses for any reason to provide life assurance benefit to you, the Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit; and

8.3.3                                pay private medical insurance subscriptions in respect of you, for cover at such rates and for such benefits as may be determined by the Board from time to time subject to a personal contribution deducted from your basic salary which shall be agreed from time to time.  You may wish to include your spouse (or partner) and dependants in this medical insurance scheme but will be expected to make a contribution in this regard and subject to their eligibility to participate in or benefit from such schemes on terms which are acceptable to the Company.

8.4                                The Company will make a contribution of an equivalent of 5% of your Basic Salary (subject to any cap on pensionable salary put in place from time to time by HMRC) into a Group Personal Pension (or such other HMRC) registered group personal pension scheme as may be set up by the Company to replace its group personal pension scheme). The Company’s contributions to such scheme shall be subject to the rules of the scheme and the tax relief and exemptions available from HMRC, as amended from time to time and subject to:

8.4.1                                you satisfying certain eligibility criteria

8.4.2                                the rules of such scheme as amended from time to time; and

8.4.3                                a personal contribution from you of a minimum 2.5% of your salary.

The rules of the schemes are available on request from the Human Resources Department. A contracting our certificate for the purposes of the Pensions Scheme Act 1993 is not in force in respect of your employment.

8.5                                You shall also be reimbursed all reasonable expenses properly, wholly and exclusively incurred by you in the discharge of your duties under this Agreement subject to production of receipts or other evidence for them, subject to and in accordance with any Company expenses policy from time to time in force.

8.6                                The Company shall provide you with a PDA and a mobile telephone for business and reasonable personal use.

8.7                                The Company reserves the right to vary or replace the benefits, policies or schemes or the providers of such benefits, policies or schemes which may be provided to you under this agreement (although the Company will not exercise this right in a capricious or onerous manner). The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of your cover) at any time giving 30 days notice to you.

8.8                                The Company shall not be liable to provide you with any replacement benefit of the same or similar level if an insurance provider refuses for any reason to provide you with any insurance benefit or refuses to make payment under any benefit;

9.                                     HOURS

9.1                                Your normal working hours shall be 9.00am to 6.00pm Monday to Friday together with such additional hours as the needs and requirements of the Company dictate and as are necessary for the proper performance of your duties under this Agreement.

9.2                                You agree that the nature of your position is such that your working time cannot be measured and accordingly your employment falls within Regulation 20 of the Working Time Regulations 1998 (“WTR”).

9.3                                At any time during your employment, you or the Company may give three months’ notice in writing that paragraph 9.2 above shall cease to apply with effect from the expiry of the above notice.

10.                             HOLIDAYS

10.1                         You will be entitled to holiday in accordance with the Company’s holiday policy from time to time. In addition to Bank and other public holidays in England and Wales you will be entitled to 25 days holiday per Holiday Year calculated on a pro-rata basis (increasing with your length of service) and in the event that you are required to work on a bank or public holiday you will be entitled to take a day off in lieu.  You shall not be permitted to take any holiday without the prior consent of a duly authorised person.

10.2                         On the termination of this Agreement you will be entitled to remuneration in lieu of accrued but untaken holiday at the rate of 1/260th of your basic annual salary for each untaken day’s accrued holiday entitlement, fractions of a day being rounded down to the nearest whole number of days (save for termination pursuant to clause 14, in which case you will receive £1 in lieu of accrued but untaken holiday). If however, on termination of this Agreement you have exceeded your annual holiday entitlement for that calendar year, the excess will be repayable and may be deducted (in whole or in part) from any sums due to you.

11.                             SICK PAY

11.1                         If you are at any time prevented by illness or accident from performing your duties you shall give notice to the Company of your incapacity as soon as possible and, if practicable, on the first day of incapacity.  The Company may appoint a temporary replacement to undertake some or all of your duties in the event that it is necessary to do so.

11.2                         If you are absent for more than seven days from your employment you shall on the eighth day send to the Company a certificate of your incapacity signed by a registered medical practitioner and shall send further such certificates to cover the entire duration of any continued absence.  If no such certificates are received by the Company you shall not be entitled to receive any salary for any uncertified period.

11.3                         If you are, at any time, so required by the Board you will undergo a medical examination by such doctor or doctors as the Board shall nominate at the Company’s expense and authorise the doctors responsible for such examination(s) to disclose to and discuss with the Company and/or its medical and/or legal advisors the results provided.

11.4                         Subject to compliance with the provisions of Clauses 11.2 to 11.3 and the prevailing regulations relating to incapacity and the Company’s rights pursuant to Clause 15.1.1, you will be paid sick pay calculated in accordance with the Company’s sickness absence policy.

11.5                         You should note that, should you receive any payments under the PHI Scheme, the Company reserves the power (and you hereby consent) to change any of the terms and conditions of your employment including your duties and job description/title or to appoint a permanent replacement to undertake some or all of your duties under this Agreement.  In addition, once in receipt of payments under PHI Scheme you will not be entitled to any other contractual benefit (including, for the avoidance of doubt, contractual holiday, Company pension contributions, life assurance or medical insurance).  Further, the Company shall be under no obligation to allow you to return to perform your duties if payments under the PHI Scheme are terminated for any reason.  Any exercise by the Company of its rights under this Clause shall be without prejudice to the Company’s rights under Clause 15.1.1.

11.6                         Where you are receiving benefits under the PHI Scheme or where your absence due to illness or injury may entitle you to receive benefits in the future, the Company will not terminate your employment where to do so would render you ineligible for such benefits except in circumstances where the Company would be ordinarily entitled to dismiss you summarily and/or if the Company makes you redundant (within the meaning of Section 139 of the Employment Rights Act 1996).

11.7                         If your absence is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. You shall if required by the Company, refund to the Company that part of any damages or compensation recovered by you relating to the loss of earnings for the period of the absence as the Company may reasonably determine, provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of absence.

12.                             CONFIDENTIAL INFORMATION

12.1                         You will observe strict secrecy as to the affairs and dealings of the Company and will use your best endeavours to prevent the publication or disclosure of its Confidential Information (examples of which are set out in Schedule 1) and the Confidential Information of any company within the Group, including without limitation that which comes into your possession during your employment with the Company.  You will not use to the detriment or prejudice of the Company or any other company within the Group or, except in the proper course of your duties, divulge to any person, firm or company or otherwise make use of Confidential Information which may have come to your knowledge during the course of your employment with the Company.  This restriction shall continue to apply after the termination of your employment without limitation in time, but shall cease to apply to any information or knowledge which subsequently comes into the public domain, other than by way of unauthorised disclosure by you.

12.2                         You acknowledge and understand that this undertaking includes an agreement on your part not to publish or to facilitate the publishing of any Confidential Information in any book, newspaper, periodical or pamphlet or by broadcasting on television, cable, satellite, film, on the Internet or any other medium now known or devised after the date of this Agreement or by communication to any third party including a representative of the press.

12.3                         It is a condition of this Agreement that upon demand by the Company and in any event upon the Termination Date, you shall immediately deliver up to the Company or a nominated representative or at the Company’s sole discretion destroy all and any Confidential Information in your possession, custody or power.

12.4                         You undertake that you shall not during the Term nor after the Termination Date disclose, publish or reveal to any unauthorised person any incident, conversation or information concerning any director, employee, agent or consultant of the Company or any company in the Group or any of its customers, guests or visitors which comes to your knowledge during the continuance of this Agreement, or any incident, conversation or information relating to your employment by the Company or relating to the Company which might have a significantly detrimental effect on the Company’s reputation or its business or that of any other company in the Group unless duly authorised in writing by the Company so to do.

12.5                         You will not violate or procure the violation of any agreement which the Company or any company in the Group may have with any third party or the rights of any such third party. Since you are likely to obtain during the course of your employment information disclosed in confidence from other companies in the Group, customers and other persons, firms or organisations which deal with the Company, you shall treat such information as falling within the terms of this Clause 12, and accordingly the provisions of this Clause 12 shall apply to such information.

13.                             COPYRIGHT/MORAL RIGHTS

13.1                         You shall give the Company full written details of all inventions and of all works embodying Intellectual Property Rights made or developed wholly or partially by you at any time during the course of your employment which relate to, or are reasonably capable of being used in, the business of the Company or any company in the Group. To the extent that they do not vest in the Company by operation of law or under this Agreement you hereby assign to the Company with full title guarantee by way of assignment of present and future copyright all your rights title and interest in and to all material written devised or created by you in relation to the operation or business from the time being of the Company or any of company in the Group or resulting from or suggested by any work which you shall do pursuant to your employment or which has already been done pursuant to your employment prior to the date of this agreement and all rights of action for damages for infringement of such copyright material to hold them absolutely for the entire period of copyright and any renewals and extensions to that period and then in perpetuity and you irrevocably and unconditionally waive any and all moral rights under the Copyright Designs and Patents Act 1988 or any rights of a similar nature under any law in any jurisdiction in and to any such material.

13.2                         You hereby agree to execute all such deeds and documents as may be required pursuant to clause 13.1. The assignment and waiver contained in clause 13.1 shall not be affected by the termination of this Agreement for whatever reason.

14.                             RESTRICTIONS

14.1                         In order to protect the Confidential Information, trade secrets and business connections of the Company to which you have access to as a result of your employment you hereby agree with the Company that you will not, other than during the Term in the ordinary and proper course of your duties and for the benefit of the Company or any other company in the Group, within the Restricted Area directly or indirectly without the express written consent of the Company for your own account or for any other person, firm or company:

14.1.1                         at any time during the Term and for a period of six months after the Termination Date, work or perform any services or be engaged or concerned or interested in any business in competition (or which intends to be in competition) with the Company or any other company in the Group in relation to Restricted Business;

14.1.2                         at any time during the Term and for a period of six months after the Termination Date, directly or indirectly employ or engage or endeavour to employ or engage the services of a Key Employee whether or not such person would thereby commit a breach of contract;

14.1.3                         at any time during the Term and for a period of six months after the Termination Date, directly or indirectly solicit or entice away or endeavour to solicit or entice away a Key Employee whether or not such person would thereby commit a breach of contract;

14.1.4                         at any time during the Term and for a period of six months after the Termination Date for the purposes of any Restricted Business solicit or entice away or endeavour to solicit or entice away or induce or attempt to induce any Customer, Supplier or Network Supplier of the Company or any other company in the Group to cease conducting any Restricted Business with the Company or any other company in the Group or to reduce the amount of Restricted Business conducted with the Company or any other company in the Group or to vary the terms on which such Restricted Business is conducted within the Company or any company in the Group;

14.1.5                         at any time during the Term and for a period of six months after the Termination Date for the purposes of any Restricted Business deal with any Customer or Supplier of the Company or any other company in the Group;

14.1.6                         at any time during the Term and for a period of six months after the Termination Date for the purposes of any Restricted Business solicit or endeavour to entice away from the Company the business or custom of a Customer or Supplier with a view to providing goods or services to any Customer or Supplier of the Company or any other company in the Group;

14.1.7                         at any time after the Termination Date present yourself or allow yourself to be held out or presented as being in any way connected with or interested in the business of the Company or in the business of any company in the Group (unless you remain a consultant to such company); and

14.1.8                         at any time during the Term or after the Termination Date make, publish or otherwise communicate any disparaging or derogatory statements whether in writing or otherwise, concerning the Company or any company in the Group or any of its or their officers or employees or consultants.

14.2                         You shall not induce procure or authorise any other person firm corporation or organisation to do or procure to be done anything which if done by you would be a breach of any of the provisions of Clause 14.1.

14.3                         You acknowledge that the provisions of this Clause are fair, reasonable and necessary to protect the goodwill and interests of the Group.  The business of the Group may change over time and as a result it may become necessary to amend the provisions of this clause to ensure that the Group’s legitimate interest remain adequately protected.  You therefore agree that the Company may amend the provisions of this Clause to protect those interests.

14.4                         You shall, at the request of the Company, enter into a direct agreement or undertaking with any other company in the Group to which you provide services whereby you will accept restrictions corresponding to the restrictions in this Clause.

15.                             TERMINATION

15.1                         The Company shall be entitled to terminate your employment without giving the period of notice set out in Clause 3 by summary notice in writing if you:

15.1.1                         are unable to perform your duties under this Agreement by reason of ill health or accident, subject to Clause 11.6, either for a period or periods aggregating at least 26 weeks in any period of 52 weeks or for 26 consecutive weeks;

15.1.2                         are guilty of any dishonesty, gross misconduct or wilful neglect of duty or commit any serious breach of a material term of this Agreement;

15.1.3                         are guilty of any repeated misconduct (of a less serious nature than that described in Clause 15.1.2), provided that, in light of the standards expected of someone of your seniority, you have received a prior warning or warnings proportional to the gravity of such misconduct and provided that, where appropriate, you have been given a reasonable opportunity to correct such misconduct and have failed to do so;

15.1.4                         are incapable of properly performing your duties, having been notified of such incapability;

15.1.5                         are convicted of any criminal offence other than a minor motor offence for which a fine or non-custodial penalty is imposed which does not render you unable to discharge your duties;

15.1.6                         become of unsound mind or a patient for the purposes of any statute relating to mental health;

15.1.7                         become prohibited by law from being a company director;

15.1.8                         fail or cease to meet the requirements, recommendations or regulations of any regulatory body whose consent is required to enable you to undertake all or any of your duties during your employment;

15.1.9                         are guilty of a serious breach of the rules or regulations as amended from time to time of the UK Listing Authority (including the Model Code for transactions in securities by directors of listed companies), the FSA or any regulatory authorities relevant to the Company or any company in the Group or any code of practice issued by the Company (as amended from time to time).

15.1.10                   shall resign (at your own choice and without cause) as director of the Company or any Company in the Group, not being at the request of the Company;

15.1.11                   have a bankruptcy order made against you or enter into a voluntary arrangement within the meaning of Section 253 of the Insolvency Act 1986 or has a county court administration order made against you under the County Court Act 1984.  You agree that you will advise the Company if either event takes place;

15.1.12                   are guilty of any conduct which in the reasonable opinion of the Board brings or may bring the Company into disrepute or is materially adverse to the interests of the Company;

15.1.13                   are guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems;

15.1.14                   commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or

15.1.15                   are convicted of an offence relating to insider dealing.

This list is not exhaustive.

15.2                         On termination of your employment (howsoever arising) or, if earlier, at the request of the Company, you shall:

15.2.1                         immediately resign, without any claim for compensation, from any directorships in the Company or from any position which you hold as a trustee in relation to the business of the Company;

15.2.2                         transfer without payment to the Company or as it may direct any shares or other securities held by you in the Company as a nominee or trustee for the Company and deliver to the Company the related certificates;

15.2.3                         if requested appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the full benefit of this clause; and

15.2.4                         if requested, provide a signed statement that you have complied fully with your obligations under clause 15.2 and clause 17.

15.3                         The termination by the Company of this Agreement shall be without prejudice to any claim which the Company may have for damages arising from any breach thereof by you giving rise to such termination.

15.4                         Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of such rights.

15.5                         You shall have no claim against the Company if this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and you are offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms which are substantially the same as the terms of this Agreement.

15.6                         It shall be a condition of your employment and of your participation in any share option scheme from time to time operated by the Company or any company in the Group in which you participate or shall be entitled to participate that in the event of the termination of your employment with the Company in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of dismissal that such a claim may ensue) you shall not by virtue of such dismissal become entitled to any damages or any additional damages in respect of any rights or expectations of whatsoever nature you may have as a holder of share options under any such scheme.

16.                             GARDEN LEAVE

16.1                         The Company shall be under no obligation to vest in or assign to you any powers or duties or to provide any work for you and the Company may at its discretion at any time or from time to time suspend you from the performance of your duties including without limitation requiring you not to contact any customers, suppliers or employees of the Company and/or exclude you from any premises of the Company and/or require you to work from home and/or require you to perform special projects that no such period of suspension, exclusion and/or requirement(s) shall last for more than the period of notice specified in clause 3.1.

16.2                         You hereby irrevocably authorise the Company in your name and on your behalf to execute all documents and do all things necessary to effect such resignation in the event the appropriate notices have not been delivered to the Company within 7 days of you being required to resign.

16.3                         Salary will not cease to be payable and contractual benefits provided by reason only of such suspension, exclusion and/or requirement(s). You shall throughout any such period of suspension, exclusion and/or requirement(s) continue to be an employee of the Company and shall comply with your obligations under this agreement including without limitation your duties of good faith and exclusive service, except as otherwise directed by the Board.

16.4                         During any period of Garden Leave you shall:

16.4.1                         remain an employee of the Company, act in good faith and bound by the terms of this Agreement with the Company;

16.4.2                         not, without the prior written consent of your line manager, attend your place of work or any other premises of the Company;

16.4.3                         not, without the prior written consent of your manager, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company; and

16.4.4                         (except during any periods taken as holiday in the usual way) ensure that your manager knows where you will be and how you can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals.

16.5                         The Company reserves the right to require you to take any unused holiday entitlement during any period of Garden Leave and/or notice.

17.                             RETURN OF PAPERS ETC

17.1                         You shall promptly whenever requested by the Company and in any event upon suspension and/or the termination of your employment deliver up to the Company all lists of and databases containing information about clients or customers, employees, correspondence and all other documents, records, papers, video tapes, CDs, computer discs, flash drives, laptops, PDA’s, mobile phones and records and property which may have been prepared by you or have come into your possession, custody or control in the course of your employment and you shall not be entitled to and shall not retain any copies of them. Title and copyright in such material created wholly or in part by you shall vest in the Company.

18.                             DISCIPLINARY AND GRIEVANCE PROCEDURES

18.1                         You must observe such rules and regulations relating to disciplinary matters as the Board may from time to time decide and make known to you.  For the avoidance of doubt, no such rules relating to disciplinary procedures will form part of your contract of employment.

18.2

18.3         Details of the Company’s disciplinary and grievance procedures are available in the Employee Handbook.

18.4         The Company may at any time suspend you for a reasonable period during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults by you.

19.           ENTIRE AGREEMENT

19.1         Each party on behalf of itself acknowledges and agrees with the other party (the company acting on behalf of itself and as agent for each group company) that:

19.1.1         this agreement together with the Employee Handbook and any documents referred to in this Agreement constitutes the entire agreement and understanding between you and the Company and supersedes any previous agreement;

19.1.2         in entering into this agreement neither party has relied on any Pre-Contractual Statement; and

19.1.3         the only remedy available to each party for breach of this agreement shall be for breach of contract under the terms of this agreement and no party shall have any right of action against any other party in respect of any pre-contractual statement.

19.2         Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

20.           DATA PROTECTION

20.1         You consent to the Company or any company in the Group holding and processing, both electronically and manually, the Personal Data it collects which relates to you for the purposes of the administration and management of the employment relationship, its business or where required by law (the “Authorised Purposes”).  You explicitly consent to the Company or any other company in the Group processing your Sensitive Personal Data for Authorised Purposes.  It may also be necessary for the Company to forward such Personal Data and/or Sensitive Personal Data to other offices it may have or to another company in the group outside the European Economic Area, in particular to the United States or any other country in which the Company or any company in the Group has offices for storage and processing for the Authorised Purposes and you consent to our doing so as may be necessary from time to time.

21.           TELECOMMUNICATIONS

21.1         The Company has the right to monitor any and all aspects of its telephone and computer systems that are made available to you and to monitor, intercept and/or record any communications made by you, including any type of telephone, e-mail or internet communications, for any purpose authorised under the Telecommunications (Lawful Business Practice)(Interception of Communications) Regulations 2000 and any amending or supplementary legislative or regulatory requirements and you hereby expressly consent to the Company so doing.

21.2         You also agree that all company equipment including that which you chose to use for personal use is to be used for the business of the Company or any company in the Group, and you acknowledge that the Company shall have the right to monitor use for business purposes.

21.3         You are required to comply with all aspects of any policies that may from time to time be published by the Company concerning the use by its employees of equipment.

22.           VARIATION

22.1         No variation of this agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

23.           MISCELLANEOUS

23.1         There are no collective agreements which affect the terms and conditions of your employment.

23.2         You and the Company agree that no term of this Agreement shall be enforceable by a Third Party in his own right by virtue of section 1(1) of the Contract (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied in whole or in part by agreement between you and the Company without the consent of any such Third Party.  For the purposes of this Agreement a “Third Party” means any person who is not named as a party to this Agreement.

23.3         If you are required to work outside the UK for a period in excess of one month the Company will confirm to you the particulars relevant to that period of employment.

23.4         Any notice required to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly served if hand delivered or sent by facsimile or by first class or special delivery post within the United Kingdom or by registered airmail post outside the United Kingdom correctly addressed to the relevant party’s address specified in this agreement or to such other person and address as any party may designate from time to time in accordance with this Clause.

23.5         Any notice pursuant to Clause 23.4 shall be deemed to have been served:

23.5.1         if hand delivered at the time of delivery;

23.5.2         if sent by facsimile at the completion of transmission during business hours at its destination or if not within business hours at the opening of business hours at its destination on the next business day but subject to (1) proof by the sender that it holds a printed record confirming despatch of the transmitted notice and (2) despatch of the notice by post in accordance with Clause 16.7 on the same day as its transmission;

23.5.3         if sent by post within 48 hours of posting (exclusive of the hours of Sunday) if posted to an address within the country of posting and seven days of posting if posted to an address outside the country of posting.

23.5.4         For the purpose of Clause 23.5.2 “business hours” means between 09.00 and 18:00 and “business day” means a day between Monday and Friday inclusive on which banks in the country of the addressee are open for business.

23.5.5         The Company reserves the right forthwith upon written notice to you to assign its rights and obligations under this Agreement to any other company in the Group and thereafter any reference to the Company in this Agreement shall be a reference to any such company.

23.5.6         If the Company becomes a member of any group of companies other than the Group (“the Transferee Group”), any reference to the Group in this Agreement shall be a reference to the Transferee Group.

23.5.7         The complete or partial invalidity or unenforceability of any provision in this Agreement for any purpose shall in no way affect the validity or enforceability of such provisions for any such purpose, the remainder of such provisions or the remaining provisions of this Agreement.

23.5.8         The construction, validity and performance of this Agreement shall be governed and interpreted in accordance with English law and the parties submit to the exclusive jurisdiction of the courts of England and Wales.

23.5.9         Definitions are set out in the attached Schedule, which forms part of this Agreement.

Signed by:	/s/ SCOTT WHEWAY
SCOTT WHEWAY

Signed for and behalf of:	/s/ ROBERT WILLETT
ROBERT WILLETT, CHAIRMAN
BEST BUY EUROPE DISTRIBUTIONS LIMITED

SCHEDULE 1

Definitions

In this Agreement the following words and phrases shall have the following meanings:

1.             “Associated Company” shall mean a company of which more than 20 per cent of the Equity Share Capital (as defined in section 548 of the Companies Act 2006) is for the time being owned by any company in the Group or which for the time being owns more than 20 per cent of the Equity Share Capital of a company in the Group.

2.             “Approved Person” shall have the meaning set out in the Financial Services and Markets Act 2000.

3.             “Basic Salary” shall mean salary payable under Clause 7.1 as amended from time to time.

4.             “Best Buy Europe” shall mean Best Buy Europe Distributions Limited (the parent company of the Company).

5.            “Board” shall mean the board of directors of Best Buy Europe  Distributions for the time being and from time to time or any committee delegated by it;

6.             “Commencement Date” shall mean the date of this agreement;

7.             “Confidential Information” means trade secrets and other confidential information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) including for these purposes and without limitation:

6.1.1           details of any contracts or the requirements of contractors (whether they be buyers, customers, advertisers, suppliers or other contractors) of the Company or any other company within the Group, including without limitation, information regarding projects under discussion, the terms of business with them and the fees and commissions charged to or by them;

6.1.2           details of the requirements of individuals who are contracted to the Company or any company in the Group including, without limitation, the terms of business with them and the fees and commissions charged by or to them;

6.1.3           details of:

6.1.3.1              any marketing, development, pre-selling or other exploitation of any intellectual property or other rights of the Company or any company in the Group or of the services of individuals contracted to the Company or any company in the Group which has taken place during the Term and/or the period of 12 months before the Termination Date;

6.1.3.2              any future options of the Company or any company in the Group to purchase, distribute, licence or otherwise exploit any intellectual property rights in any format, programming, book, image, design or other work;

6.1.3.3              any technical project or other project which is under consideration for development by the Company or any company in the Group during the Term and/or during the period of 12 months prior to the Termination Date;

6.1.3.4              any patents, patent applications, computer object or source code, secret processes, designs, drawings or engineering related documentation or materials;

6.1.4           details of any advertising, marketing or promotional campaign which the Company or any other company within the Group is to conduct;

6.1.5           details of any mechanisms or methods which the Company or any company in the Group employs or has employed to market or advertise its services;

6.1.6           any information relating to:

6.1.6.1              expansion plans, business strategy, product or service plans, marketing plans and sales forecasts or any similar information relating to the operation or prospective operation of the Company or any other company in the Group;

6.1.6.2              any client information compiled in any database of the Company;

6.1.6.3              financial information, results and forecasts of the Company or any other company in the Group;

6.1.6.4              working methods, managerial policies, know-how, technical information and data of the Company and any company in the Group;

6.1.6.5              details of the employees, officers, freelancers and other individuals working for or contracted to the Company or any other company in the Group and of the remuneration and other benefits paid to them;

6.1.7           information relating to pitches, tenders, projects, productions or exploitations contemplated, offered or undertaken by the Company or any other company in the Group;

6.1.8           confidentiality agreements or confidential reports or research commissioned by or provided to the Company or any other company in the Group;

6.1.9           any trade secrets of the Company or any company in the Group including know-how and confidential transactions;

6.1.10         any information which you are told is confidential or which by its nature or the circumstances in which it is provided to you would reasonably be considered to be confidential and any information which has been given to the Company or any other company in the Group in confidence by buyers, suppliers or other persons; and

6.1.11         any information and/or the methods of categorising information which is compiled on any database of the Company or any company in the Group.

8.             “Customer” shall mean any person, firm or company or other entity which or who at any time during the period of 12 months preceding the Termination Date was a customer or was to your knowledge a prospective customer of the Company or of any other company within the Group and with which or whom you had dealings other than in a de minimis way or for whom or which you were responsible in a supervisory or managerial capacity on behalf of the Company or any other company within the Group or on whose business you performed services during such period;

9.             “directly or indirectly” shall mean (without prejudice to the generality of the expression) whether as principal or agent; whether alone, jointly, in partnership with another or for or on behalf of another; whether as a shareholder of 25% or more of the relevant company, director, agent, principal, partner, consultant, employee or otherwise; or by virtue of providing direct or indirect financial assistance.

10.           “Group” shall mean the Company and any holding company for the time being and from time to time of the Company or any holding company of such holding company of the Company for the time being and from time to time and any subsidiaries for the time being and from time to time of the Company or of any holding company as described in this Schedule together with any Associated Company of any of them.

11.           “holding company” and “subsidiary” shall have the same meanings as are respectively attributed to them in Section 1159 of the Companies Act 2006.

12.           “Holiday Year” shall mean from 1 April to 31 March each year.

13.           “Human Resources Department” means the Human Resources Department of Company or, as appropriate, any company in the Group.

14.           “Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

15            “Internet” shall mean the global data network comprising numerous interconnected networks communicating via telecommunications system as defined in Section 4(1) of the Telecommunications Act 1984 or by such other methods as may hereafter be developed, invented or discovered, commonly known as the Internet.

16.           “Key Employee” shall mean any employee of or consultant to the Company (or any company in the Group) for whom you have managerial responsibility, either directly or indirectly, or working in an executive or senior capacity in relation to management, account handling, sales, marketing, advertising, technical development, business development, legal, human resources, property, programming, production or similar areas, and with whom you have, during the period of twelve months prior to the Termination Date, had personal dealings other than in a de minimis way.

17.           “Model Code” means the Model Code on Transactions in Securities by Directors and Relevant Employees issued by the United Kingdom Listing Authority.

18.           “Network Supplier” shall mean any person, firm, company or other entity which or who at any time during the period of 12 months preceding the Termination Date provided: (i) mobile telephone airtime; or (ii) mobile telephone equipment to any customer (whether retail, corporate or wholesale) introduced by the Company (or any company in the Group) to such Network Supplier and with which you had dealings prior to the Termination Date.  For the avoidance of doubt, Network Suppliers shall include (but not be restricted to) Vodafone, O2, Orange, 3, T-Mobile, Telefonica, Deutsche Telecom and France Telecom).

19.           “Personal Data” shall have the meaning set out in section 1 of the Data Protection Act 1998.

20.           “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employee’s employment under this agreement which is not expressly set out in this agreement or any documents referred to in it.

21.           “Relationship” means a close personal relationship and will include a family relationship including, father, mother, son, daughter, brother, sister, husband, wife, grandparent, grandchild, nephew, niece, cousin and anyone who has acquired such a relationship through marriage or civil partnership and anyone in your economic household.

22.           “Restricted Area” shall mean England, Wales, Scotland, Northern Ireland, Republic of Ireland, Belgium, France, Spain, Portugal, the Netherlands, Germany,  Sweden, India, South Africa or the United States or any geographical area, jurisdiction or country where the Company or any other company in the Group undertakes Restricted Business.

23.           “Restricted Business” shall mean any business which has the principle activity of: retail communications equipment and/or mobile phone and/or consumer electronics (whether this equipment is sold through retail shops, distributors, wholesale, the Internet or direct telephone sales) and/or providing telecoms services and/or broadband services and/or fixed-line services and/or facilities management and/or billing services or any other type of business conducted by the Company or any other company in the Group from time to time in either case in or with which you have been involved or concerned at any time during the period of twelve months prior to the Termination Date.

24.           “Sensitive Personal Data” shall have the meaning set out in section 2 of the Data Protection Act 1998.

25.           “Supplier” shall mean any person, firm, company or other entity which or who at any time during the period of 12 months preceding the Termination Date was a supplier or was to your knowledge a prospective supplier of the Company or of any other Company in the Group and with which or whom you had dealings other than in a de minimise way during such period;

26.           “Term” shall mean the period from the Commencement Date to the Termination Date.

27.           “Termination Date” shall mean the date upon which this agreement shall terminate.